U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
(Commission File No.)

Idaho	82-0300575
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d'Alene, ID 83814
(Address of principal executive offices)

(208) 666-4070
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On April 30, 2007, Sterling Mining Company (“Sterling”) closed a US$1,800,000 private placement offering to a small group of institutional investors consisting of 500,000 units (“Units”) at a price of US$3.60 per Unit. Each Unit is comprised of one common share of Sterling and one-half common share purchase warrant. Each warrant is exercisable for one common share at an exercise price of US$4.50 for 24 months following the closing date of the offering.

Proceeds from the private placement will be used to fund the ongoing rehabilitation and upgrade of the Sunshine Mine as part of Sterling’s mine plan to resume silver production there in December 2007 and for general working capital purposes.

In connection with the private placement, Sterling paid a finder’s fee of 7% of the gross proceeds of the offering by issuing 35,000 Units to Blackmont Capital Inc. and TD Securities Inc. of Toronto, Canada.

As previously reported by Sterling Mining, it closed an offering of common stock and warrants in January 2007, which was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The warrants sold included warrants to purchase common stock at an exercise price of $3.75 per share that expire on the later of April 20, 2007 and 90 days following the effective date of a registration statement filed to permit resale of the common stock underlying the warrants. In the last 10 days of April 2007, 16 of the original investors exercised warrants to purchase a total of 100,046 common shares at a total purchase price of $375,172.50.

The private placement and warrant exercises were made without registration in reliance on Regulation S adopted under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D adopted thereunder based on the investors’ representations regarding residency and/or accredited investor status.

The shares of common stock, warrants, and common stock underlying warrants have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: May 4, 2007	By:	/s/ James N. Meek
James N. Meek, Chief Financial Officer